UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 7, 2018

OPIANT PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38193	46-4744124
(State or other jurisdiction of incorporation)	(Commission File Number	(IRS Employer Identification No.)

201 Santa Monica Boulevard, Suite 500 Santa Monica, CA	90401
(Address of Principal Executive Offices)	(Zip Code)

(310) 598 5410
Registrant’s telephone number, including area code

(Former name or former address if changed since last report,)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
⁬☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁬☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁬☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁬☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

On September 7, 2018, Opiant Pharmaceuticals, Inc. (the "Company") entered into a Development Agreement ("Development Agreement") and an Agreement for Reimbursement of Capital Expenditure and Service Fees ("Reimbursement Agreement") with Aesica Queenborough Limited ("Aesica"), a wholly owned subsidiary of Consort Medical plc, related to the Company’s product OPNT003 (intranasal nalmefene), a potent long acting opioid antagonist for the treatment of opioid overdose. As part of the Development Agreement, Aesica will supply the Company with clinical samples and registration batches for the purpose of performing clinical studies and obtaining regulatory approvals. Further, as part of the Development Agreement, the Company and Aesica agreed that, upon approval by the U.S. Food and Drug Administration, Aesica will manufacture and supply the commercial device for the Company upon mutually agreed terms. Under the terms of the Reimbursement Agreement, the Company has agreed to reimburse Aesica for certain service, tooling, equipment and facility alteration expenses incurred by Aesica under certain circumstances, including termination of the Development Agreement and the failure to complete a definitive manufacturing and supply agreement.
Copies of the Development Agreement and Reimbursement Agreement are attached to this Current Report on Form 8-K and incorporated herein by reference. The descriptions of the Development Agreement and Reimbursement Agreement provided herein are qualified in their entirety by reference to the terms of the agreements as set forth in Exhibit 10.84 and Exhibit 10.85.
On September 10, 2018, the Company issued a press release announcing the entry into the Development Agreement and Reimbursement Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01.  Other Events.

On September 5, 2018, the Company’s Board of Directors (the “Board”), following a review of its corporate governance practices matters by the Nominating and Governance Committee as well as the full Board, determined to enhance its governance practices by establishing the position of lead independent director and eliminating the position of Chairman of the Board. The position of Chairman of the Board, until September 5, 2018, was held by Dr. Michael Sinclair, who was not an independent member of the Board as determined in accordance with Nasdaq’s marketplace rules. In addition to creating the new position of lead independent director, the Board also appointed Dr. Gabrielle Silver to serve as lead independent director. Dr. Silver has been an independent member of the Board since May 5, 2016, has been the Chairperson of the Company’s Nominating and Corporate Governance Committee since January 29, 2017, and has been a member of the Company’s Compensation Committee since May 26, 2017. Dr. Silver has extensive experience managing the growth and profitability of pharmaceuticals, healthcare services and diagnostics businesses. Dr. Silver’s qualifications to serve on the Board and as the lead independent director include her healthcare business leadership experience.

On June 8, 2018 and June 11, 2018, Dr. Phil Skolnick and Dr. Roger Crystal, respectively, (the “Executives”) adopted Rule 10b5-1 trading plans to, over time, exercise certain options to purchase Company common stock and automatically sell the shares issued on exercise of such options in accordance with each plan’s specifications. 160,000 options (in the case of Dr. Skolnick) and 225,000 options (in the case of Dr. Crystal) are subject to the trading plans. The trading plans were established as part of the Executives’ investment strategies for asset diversification and liquidity over time. The trading plans were adopted during an “open window” in accordance with guidelines specified by Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and as permitted by the Company’s insider trading policy. Sales under the trading plans may commence on October 1, 2018, are based upon pre-established stock price thresholds and will expire once all of the shares have been sold or on January 31, 2020 (in the case of Dr. Skolnick) and July 31, 2019 (in the case of Dr. Crystal), whichever is earlier. Actual sale transactions will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission, as required.

Rule 10b5-1 allows persons who may be considered insiders to adopt pre-arranged written plans for trading specified amounts of stock. A plan establishes predetermined trading parameters that, among other things, do not permit the person adopting the plan to exercise subsequent influence over how, when or whether to effect trades. Once a plan has been properly adopted, trades may be executed pursuant to the terms of the plan at times when the person would otherwise be restricted from trading. Trading plans are designed to allow persons to sell shares in an orderly fashion for asset diversification, liquidity, tax planning and other purposes when they might otherwise be restricted from doing so due to material, non-public information that they might possess at the time of the sale.

The Company does not undertake any obligation to report Rule 10b5-1 trading plans that may be adopted by any of its officers, directors or stockholders in the future, or to report any modifications or terminations of any publicly announced plan, except to the extent required by law.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No. Description

10.84	Development and Manufacturing Agreement between the Company and Aesica Queensborough Limited dated September 7, 2018.
10.85	Agreement for Reimbursement of Capital Expenditures and Service Fees between the Company and Aesica Queensborough Limited dated September 7, 2018.
99.1	Press release dated September 10, 2018.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

OPIANT PHARMACEUTICALS, INC.
Dated: September 10, 2018        By:    /s/ David D. O'Toole
Name: David D. O’Toole
Title:  Chief Financial Officer

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